GLOBAL SECURITY

        THIS SECURITY IS AN UNSECURED SUBORDINATED DEBT OBLIGATION OF ZIONS BANCORPORATION. THIS SECURITY IS NOT A DEPOSIT OR SAVINGS ACCOUNT AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

        THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY, WHICH MAY BE TREATED BY THE COMPANY, THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS SECURITY FOR ALL PURPOSES.

        UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

        THIS SECURITY MAY NOT BE EXCHANGEABLE IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

CUSIP No. 989701 AG 2

ZIONS BANCORPORATION

Fixed/Floating Rate Subordinated Notes due October 15, 2011

No. 1	$200,000,000

        ZIONS BANCORPORATION, a corporation duly organized and existing under the laws of Utah (herein called the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of Two Hundred Million Dollars (such amount the “principal amount” of this Security) or such other principal amount (which, when taken together with the principal amounts of all other Outstanding Securities, shall not exceed $200,000,000 in the aggregate at any one time) as may be set forth in the records of the trustee hereinafter referred to in accordance with the Indenture, on October 15, 2011, and to pay interest thereon from October 25, 2001 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually on April 15 and October 15 in each year commencing April 15, 2002, until but excluding October 15, 2006, at the rate of 6.50% per annum, and from October 15, 2006 until the principal hereof is paid or made available for payment (such date, the “Principal Payment Date”, and such period, the “Floating Rate Period”), at the Floating Interest Rate.

        During the Floating Rate Period, the per annum interest rate on this Security (the “Floating Interest Rate”) in effect for each day of an Interest Reset Period (as defined below) will be equal to LIBOR (as defined below) plus 301 basis points (3.01%), as determined by the Calculation Agent. The Floating Interest Rate for each Interest Period will be set monthly on the first day of each Interest Reset Period (as defined below) commencing October 15, 2006 (each such date, an “Interest Reset Date”). During the Floating Rate Period, the amount of interest for each day this Security is outstanding (the “Daily Interest Amount”) shall be calculated by dividing the interest rate in effect for that day by 360 and multiplying the result by the outstanding principal amount of this Security. The amount of interest to be paid on this Security for each Interest Reset Period shall be calculated by adding the Daily Interest Amounts for each day in such Interest Reset Period.

        In the event that an Interest Payment Date is not a Business Day, the Company shall pay interest on the next day that is a Business Day, with the same force and effect as if made on the Interest Payment Date, and without any interest or other payment with respect to the delay; provided, however, if such Interest Payment Date occurs during the Floating Rate Period and such next Business Day is in a different month, then the Company shall pay interest on the Business Day immediately preceding that Interest Payment Date for the entire Interest Reset Period. If the Principal Payment Date or earlier Redemption Date falls on a day that is not a Business Day, the payment of principal and interest, if any, need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Principal Payment Date or earlier Redemption Date, provided that no interest shall accrue for the period from and after such Principal Payment Date or earlier Redemption Date.

        “LIBOR”, with respect to an Interest Reset Period, shall be the rate (expressed as a percentage per annum) for deposits in United States dollars for a one-month period beginning on the second London Banking Day (as defined below) after the Determination Date (as defined below) that appears on Telerate Page 3750 (as defined below) as of 11:00 a.m., London time, on the Determination Date. If Telerate Page 3750 does not include this rate or is unavailable on the

Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide that bank’s offered quotation (expressed as a percentage per annum) as of approximately 11:00 a.m., London time, on the Determination Date to prime banks in the London interbank market for deposits in a Representative Amount (as defined below) in United States dollars for a one-month period beginning on the second London Banking Day after the Determination Date. If at least two offered quotations are so provided, LIBOR for the Interest Reset Period will be the arithmetic mean of those quotations. If fewer than two quotations are so provided, the Calculation Agent will request each of three major banks in New York City, as selected by the Calculation Agent, to provide that bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on the Determination Date for loans in a Representative Amount in United States dollars to leading European banks for a one-month period beginning on the second London Banking Day after the Determination Date. If at least two rates are so provided, LIBOR for the Interest Reset Period shall be the arithmetic mean of those rates. If fewer than two rates are so provided, then LIBOR for the Interest Reset Period shall be LIBOR in effect with respect to the immediately preceding Interest Reset Period or, in the case of the first Interest Reset Period, the rate per annum on this Security when first issued under the Indenture.

        “Determination Date” with respect to an Interest Reset Period shall be the second London Banking Day preceding the first day of the Interest Reset Period.

        “Interest Reset Period” shall mean each period, during the Floating Rate Period, commencing on and including the fifteenth day of the month and ending on and including the fourteenth day of the next succeeding month, and, in the case of the last such period, commencing on and including the fifteenth day of the month immediately preceding the Principal Payment Date, as the case may be, to but not including the Principal Payment Date. The first Interest Reset Period shall commence on and include October 15, 2006 and end on and include November 14, 2006.

        “London Banking Day” is any day in which dealings in the United States dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

        “Representative Amount” means a principal amount that is representative for a single transaction in the relevant market at the relevant time.

        “Telerate Page 3750” means the display designated as “Page 3750” on the Bridge Telerate Service (or such other page as may replace Page 3750 on that service).

        All percentages resulting from any of the above calculations shall be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)) and all dollar amounts used in or resulting from such calculations shall be rounded to the nearest cent (with one-half cent being rounded upwards).

        The Floating Interest Rate shall in no event be higher than the maximum rate permitted by the law of the State of New York, or, if higher, the law of the United States of America.

        Upon the request of the Holder of this Security, the Calculation Agent shall provide the interest rate then in effect with respect to this Security. All calculations of the Calculation Agent, in the absence of manifest error, shall be conclusive for all purposes and binding on the Company and the Holder of this Security. So long as the Floating Interest Rate is required to be determined with respect to this Security, there shall at all times be a Calculation Agent. In the event that any then acting Calculation Agent shall be unable or unwilling to act, or that such Calculation Agent shall fail duly to establish the Floating Interest Rate for any Interest Reset Period, or that the Company proposes to remove such Calculation Agent, the Company shall appoint, with the written consent of the Trustee, which consent shall not be unreasonably withheld, another Person which is a bank, trust company, investment banking firm or other financial institution to act as the Calculation Agent.

        The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the April 1 or October 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holder of this Security not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

        Payment of the principal of (and premium, if any) and interest on this Security will be made at the office or agency of the Company maintained for that purpose in San Francisco, California, Salt Lake City, Utah and the Borough of Manhattan, The City of New York and at any other office or agency maintained by the Company for such purpose, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register.

        Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

        Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

        IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

(corporate seal)	ZIONS BANCORPORATION BY: —————————————— Doyle L. Arnold Executive Vice President and Chief Financial Officer

Attest:
This is one of the Securities referred to in the within-mentioned Indenture.

J. P. MORGAN TRUST COMPANY
NATIONAL ASSOCIATION,
as Trustee

BY: ____________________________________________
                            Authorized Officer

Dated: January 22, 2002

Reverse of Security

        This Security is one of a duly authorized issue of Securities of the Company designated as its Fixed/Floating Rate Subordinated Notes due October 15, 2011 (herein called the “Securities”), limited in aggregate principal amount to $200,000,000, issued and to be issued under an Indenture, dated as of October 25, 2001 (herein called the “Indenture”), between the Company and J.P. Morgan Trust Company, National Association, formerly Chase Manhattan Bank and Trust Company, National Association, as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee, the holders of Senior Indebtedness and the Holder of this Security and of the terms upon which this Security is, and is to be, authenticated and delivered.

        This Security is subject to redemption upon not less than 30 days’ notice by mail, at any time on or after October 15, 2006 on any Interest Payment Date, as a whole or in part, at the election of the Company, at a Redemption Price equal to 100% of the principal amount, together in the case of any such redemption with accrued but unpaid interest to the Redemption Date, but interest installments whose Stated Maturity is on or prior to such Redemption Date will be payable to the Holder of this Security, or one or more Predecessor Securities, of record at the close of business on the relevant Record Dates referred to on the face hereof, all as provided in the Indenture.

        In the event of redemption of this Security in part only, a new Security or Securities for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

        If an Event of Default shall occur and be continuing, the principal of this Security may be declared due and payable in the manner and with the effect provided in the Indenture. The principal of this Security may not be declared due and payable upon a Default, defined in the Indenture as (i) an Event of Default; (ii) failure to pay interest due on this Security, continued for a period of 30 days; (iii) failure to pay principal of this Security at Maturity; and (iv) failure to perform any other covenant or warranty of the Company in the Indenture, continued for a period of 60 days after written notice as provided in the Indenture, unless such a Default is an Event of Default, although the Trustee may protect the rights of the Holder of this Security by appropriate judicial proceeding as provided in the Indenture.

        This Security does not have the benefit of any sinking fund obligations.

        This Global Security shall be exchangeable for Securities registered in the names of Persons other than the Depositary or its nominee only if (i) the Depositary notifies the Company that it is unwilling or unable to continue as the Depositary or if at any time such Depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, at a time when such Depositary is required to be so registered in order to act as Depositary, and the Company fails to appoint a successor Depositary under the Indenture, (ii) the Company executes and delivers to the Trustee a Company Order that the Global Security shall be so exchangeable or (iii) there shall have occurred and be continuing an Event of Default with respect to the Securities. To the extent that the Global Security is exchangeable pursuant to the preceding sentence, it shall be exchangeable for Securities registered in such names as the Depositary may direct. In the event of a deposit or withdrawal of an interest in this Security (including upon an exchange, transfer, redemption or repurchase of this Security in part only) effected in accordance with the Applicable Procedures, the Security Registrar, upon receipt of notice of such event from the Depository’s custodian for this Security, shall make an adjustment on its records to reflect an increase or decrease of the Outstanding principal amount of this Security resulting from such deposit or withdrawal, as the case may be.

        Unless the context otherwise requires, the Original Securities (as defined in the Indenture) and the Exchange Securities (as defined in the Indenture) shall constitute one series for all purposes under the Indenture, including without limitation, amendments, waivers and redemptions.

        The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities under the Indenture at any time by the Company and the Trustee with the consent of the Holders of 66 2/3% in aggregate principal amount of the Securities at the time Outstanding. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Securities at the time Outstanding, on behalf of the Holders of all the Securities, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

        No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

        As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in San Francisco, California, Salt Lake City, Utah or the Borough of Manhattan, The City of New York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

        The Securities are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities are exchangeable for a like aggregate principal amount of Securities of a different authorized denomination, as requested by the Holder surrendering the same.

        No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

        Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this

Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

        This Security shall be governed by and construed in accordance with the laws of the State of New York, but without regard to principles of conflict of laws.

        All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.